Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 29, 2012, relating to the consolidated statements of operations, comprehensive income, changes in equity and cash flows, and the related financial statement schedule of Trina Solar Limited appearing in the Annual Report on Form 20-F of Trina Solar Limited for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Deloitte Touche Tohmatsu Certified Public Accountants LLP
Shanghai, China
June 4, 2014